EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Image Press, Inc., a California corporation
Keystone Acquisition Corporation, d.b.a. Fine Arts Engravers, a Washington corporation
PrintBid.com, Inc., an Oregon corporation creativepro.com, Inc., an Oregon corporation
Meadowlands Acquisition Corporation, d.b.a. Howard Press, a New Jersey corporation